Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of January 16, 2026, is by and among A.L. Sarroff Fund, LLC, Alan Sarroff, and Eileen Sarroff (collectively, the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D and/or 13G with respect to the shares of common stock, with a nominal value of $0.001 per share, of PetVivo Holdings, Inc. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D and/or 13G (and any amendments thereto) on behalf of each of the Filers, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

A.L. Sarroff Fund, LLC
By: /s/ Alan Sarroff
Name: Alan Sarroff
Title: Chief Executive Officer and Managing Member

Alan Sarroff
By: /s/ Alan Sarroff
Name: Alan Sarroff

Eileen Sarroff
By: /s/ Eileen Sarroff
Name: Eileen Sarroff